FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
July 26, 2010	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie A. Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 2ND QUARTER NET INCOME OF $3.3 MILLION AND $0.36 DILUTED EARNINGS PER SHARE

ASSET QUALITY STATISTICS CONTINUE TO STABILIZE

EARNINGS, REVENUE, RESERVES AND CAPITAL ALL SHOW HEALTHY GROWTH

WILMINGTON, Del., WSFS Financial Corporation (NASDAQ: WSFS), the parent company of WSFS Bank, reported net income of $3.3 million or $0.36 per diluted common share for the second quarter of 2010.  These results are significantly improved from net income of $514,000 or a loss per common share of $0.03 (after payment of preferred stock dividends) reported for the first quarter of 2010, and a net loss of $2.3 million or $0.50 per common share for the second quarter of 2009.

For the first six months of 2010, WSFS reported net income of $3.8 million or $0.34 per diluted common share compared to net income of $624,000, or a loss per common share of $0.10 (after payment of preferred stock dividends) for the first half of 2009.

Highlights:
•	Revenues of $43.1 million continued strong growth trends and increased $2.7 million, or 7% (not annualized), from $40.4 million in the first quarter of 2010.
•
WSFS' net interest margin continued its strong positive trend, increasing to 3.66% for the quarter ended June 30, 2010 from 3.57% in the quarter ended March 31, 2010 and 3.31% in the quarter ended June 30, 2009. Net interest income of $30.7 million increased $1.4 million, or 5% from the first quarter of 2010 and $4.3 million, or 16%, from the second quarter of 2009.

•	Customer deposit growth continued, increasing $26.6 million (5% annualized) from March 31, 2010 and a strong $254.8 million, or 13%, from June 30, 2009.
•	Commercial and Industrial (C&I) loans increased $7.3 million (3% annualized) from March 31, 2010 and $43.4 million, or 4%, from June 30, 2009.
•
The ratio of allowance for loan losses to total gross loans improved 21 basis points to 2.48%.  Net charge-offs decreased to $5.4 million from $7.8 million in the first quarter of 2009.  As a result, the provision for loan losses decreased to $10.6 million from $11.4 million in the same period.

•
Results for the quarter include a $1.8 million increase in loan workout and OREO expenses over the first quarter of 2010 as management continues to actively exit troubled assets and take prudent adjustments to expected realizable values.

•
Capital ratios increased from already strong levels with a tangible common equity ratio of 6.60% (up 27 basis points from last quarter), total risk-based capital ratio of 12.51% (up 18 basis points from last quarter) and Tier 1 capital ratio of 11.26% (up 19 basis points from last quarter).  Tangible book value per common share was $35.02 as of June 30, 2010, up $1.15 from $33.87 reported as of March 31, 2010.

•	The Company maintained its quarterly common dividend of $0.12 per share.

CEO outlook and commentary:

Mark A. Turner, President and CEO said, "Earnings for our franchise show significant improvement, reflecting active management of our core businesses on many fronts.”

"We reported revenue, earnings and capital improvements, while increasing our reserve for loan losses.  Our delinquency trends remained essentially flat over the quarter and our nonperforming assets increased less than $4 million.  We have also made significant progress on asset disposition, with an additional nearly $4 million in foreclosed assets written down to sales contract value and awaiting closure at the end of the second quarter.  This quarter allowed for the third consecutive quarterly decrease to our loan loss provision.  And, because our net charge-offs decreased substantially, we were also able to increase the ratio of allowance for loan losses to gross loans.”

“We also continue to grow our banking franchise.  Deposit growth is moderating but still healthy.  While we reported a slight decline in our total loan portfolio, our C&I lending and pipeline are strong.  Our year-over-year C&I figures compare favorably to local peers as we gain customers from our competition and strengthen existing current customer relationships.  We believe that this market share gain is a result of our strength and customer advocacy strategy, as our most recent customer survey results confirm our “world class” standing, with customer engagement at the 92nd percentile of Gallup, Inc.’s overall database.”

Mr. Turner concluded, "We continue to be excited about our previously announced agreement to acquire Christiana Bank and Trust.  With more than $6 billion in fiduciary assets, this acquisition will add critical mass to our trust business, provide additional depth to our Greenville, DE banking presence and diversify and strengthen our overall revenue stream which will build franchise value.  Upon closing, the acquisition is expected to be immediately accretive to earnings per share.  This acquisition represents continued success in pursuing opportunities to grow and strengthen our banking franchise during this challenging economic environment.”

Second Quarter 2010 Discussion of Financial Results

Net interest margin continues strong positive trend

The net interest margin for the second quarter of 2010 increased 9 basis points to 3.66% from the 3.57% reported in the first quarter of 2010.  Net interest income for the second quarter of 2010 was $30.7 million, a $1.4 million, or 5%, increase over the $29.3 million reported during the first quarter of 2010.  Net interest income increased $4.3 million, or 16%, and the net interest margin increased a strong 35 basis points over the second quarter of 2009.

During the second quarter of 2010, net interest margin improved as funding costs continued to decrease while the yields on assets showed continued stabilization.  This dynamic was the result of active pricing management combined with a favorable shift in funding mix towards lower costing, non-maturity deposits.

Customer deposits increased $254.8 million from June 30, 2009

Total customer deposits (core deposits and customer time deposits) were $2.2 billion at June 30, 2010, and increased $26.6 million or 1% (5% annualized) over levels reported at March 31, 2010.  The linked-quarter increase in deposits was primarily in core deposits and included marked growth in noninterest DDA accounts.  Core deposits (non-CD) represent a strong 70% of total customer deposits.

Customer deposits increased $254.8 million, or 13%, over balances at June 30, 2009.  The strong growth was across all core deposit categories, and also represented a notable shift to lower-cost, more liquid core deposit accounts.

These increases in customer deposits have improved funding mix and allowed the Company to reduce its wholesale funding needs.  As a result, the loan to total customer funding (excluding brokered CDs) ratio at June 30, 2010 was 107%, a significant improvement from 125% for the same period of 2009.

The following table summarizes current customer deposit balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	June 30, 2010		March 31, 2010		June 30, 2009
Noninterest demand	$469,518	21%	$435,812	20%	$424,382	22%
Interest-bearing demand	259,180	12	259,140	12	245,556	12
Savings	243,268	11	237,502	11	223,829	11
Money market	594,007	26	608,342	27	413,764	21
Total core deposits	1,565,973	70	1,540,796	70	1,307,531	66
Customer time	669,948	30	668,499	30	673,603	34
Total customer deposits	2,235,921	100%	$2,209,295	100%	$1,981,134	100%

Net loans

Total net loans of $2.5 billion at June 30, 2010, decreased $4.8 million, or well less than 1%, compared to the prior quarter end. Notably, total commercial loans increased by $6.8 million from March 31, 2010 as the Company continued to add customers and build market share in Delaware and contiguous areas.  Total commercial loans grew despite the continued intentional decline in construction and land development (CLD) loan balances of $9.6 million in the quarter.  Residential mortgage loans also declined $6.0 million mainly due to the sale of $17.7 million in mortgage loans during the quarter, continuing the Company’s strategy of selling newly originated residential mortgage loans.

Total net loans decreased $56.5 million, or 2%, compared to June 30, 2009.  Total commercial loans grew $34.9 million during the period despite a $68.4 million, or 26% decline in construction loans. Offsetting the increase in total commercial loans was a $62.5 million decrease in residential mortgage loans, due to $92.9 million in mortgage loan sales over the last twelve months.

The following table summarizes current loan balances and composition compared to prior periods.

	At		At		At
(Dollars in thousands)	June 30, 2010		March 31, 2010		June 30, 2009

Commercial & industrial	$1,146,289	46%	$1,139,027	46%	$1,102,868	44%
Commercial real estate	543,411	22	534,218	22	483,448	19
Construction (1)	192,269	8	201,876	8	260,711	11
Total commercial loans	$1,881,969	76%	$1,875,121	76%	$1,847,027	74%
Residential mortgage	345,656	14	351,612	14	408,111	16
Consumer	294,634	12	295,158	12	302,762	12
Allowance for loan losses	(62,256)	(2)	(57,052)	(2)	(41,415)	(2)
Net Loans	$2,460,003	100%	$2,464,839	100%	$2,516,485	100%

(1) At June 30, 2010 includes $63.6 million of commercial, $90.9 million of residential and $37.8 million of owner occupied CLD.

Asset quality statistics continue to stabilize
Assets quality statistics showed continued stabilization during the second quarter of 2010.  Net charge-offs and allowance for loan losses to total gross loans improved during the second quarter of 2010, while delinquency rates remained relatively flat and nonperforming assets increased only slightly.

During the second quarter of 2010 the Company continued to increase its allowance for loan losses by providing reserves in excess of net charge-offs.  As a result, the ratio of allowance for loan losses to total gross loans increased 21 basis points to 2.48%.  The provision of $10.6 million was comprised of $4.6 million from the migration of loans to higher risk ratings and $5.0 million related to collateral depreciation affecting loss estimates and charge-offs on classified loans.  Also, in response to the impact of the continued recession and extended unemployment, the Company increased its loss factor for its consumer loan portfolio resulting in an increase in the allowance for loan losses of $1.0 million in the second quarter of 2010. Despite these factors, the provision decreased $816,000 from the first quarter of 2010 and $1.4 million from the second quarter of 2009 because those periods evidenced a higher level of loan migration and charge-offs than in the second quarter of 2010.

Net charge-offs in the second quarter of 2010 were $5.4 million, or 0.86% (annualized) of average loans, an improvement from $7.8 million, or 1.24% (annualized) reported in the first quarter of 2010 and $6.2 million or 0.97% (annualized) reported in the second quarter of 2009. Net charge-offs were concentrated in the C&I portfolio ($3.0 million, or 1.04% annualized, primarily in smaller credits of less than $1 million) and the construction loan portfolio ($604,000 or 1.26% annualized mainly representing continued proactive management and resolution of problem assets).  Additional net charge-offs in the consumer loan and residential mortgage portfolios were $1.1 million (1.43% annualized) and $452,000 (0.52% annualized), respectively.  This represents a decrease of $666,000 for consumer loans and a decrease of $180,000 for residential mortgage loans from the first quarter of 2010.

Total loan portfolio delinquency remained relatively flat at $71.2 million, or 2.82% of total loans as of June 30, 2010, compared to $71.3 million, or 2.80%, as of March 31, 2010. Delinquency statistics reflect decreases in early stage delinquencies as the Company’s 30-89 day delinquencies decreased from $42.1 million, or 1.65%, to $24.8 million, or 0.98%, during the quarter.

The following table summarizes current loan portfolio delinquency (contractually past due 30 days or greater) compared to prior periods.

	At		At		At
(Dollars in thousands)	June 30, 2010		March 31, 2010		June 30, 2009

Commercial and CRE	$45,153	2.37%	$46,592	2.44%	$42,588	2.28%
Residential mortgage	21,198	6.37	19,014	5.54	13,736	3.50
Consumer	4,834	1.67	5,671	1.94	3,155	1.05
Total Delinquency	$71,185	2.82%	$71,277	2.80%	$59,479	2.32%

Nonperforming assets increased slightly to $85.8 million as of June 30, 2010 from $82.1 million as of March 31, 2010.  As a result, the ratio of nonperforming assets to total assets increased to 2.26% from the 2.15% reported for the first quarter of 2010.  The increase was mainly in C&I loans and reflects the impact the current ongoing economic downturn is having on small business customers.  Nonperforming residential mortgage and consumer loans also increased by $2.5 million and $1.7 million, respectively.  These increases were partially offset by a $5.3 million decrease in nonperforming construction loans as proactive asset disposition efforts continue.  In addition, approximately $4 million of additional foreclosed asset sales were awaiting closure at the end of the second quarter.

Further reflecting stabilization over the past year, nonperforming assets of $85.8 million as of June 30, 2010 were only $5.9 million greater than the $79.9 million reported as of June 30, 2009.

Investments

At June 30, 2010, the Company’s securities portfolio had a carrying value of $801.1 million, compared to $805.3 million at March 31, 2010. The Company continued normal active portfolio management during the quarter, including purchases, sales and paydowns in the portfolio, which resulted in a net securities gain of $268,000.

The private label securities portfolio (comprised of 109 bonds with a market value of $462.1 million) includes 24 bonds (totaling $76.8 million par value) downgraded below AAA since the start of this credit cycle.  Second quarter 2010 stress tests on these downgraded bonds continue to show very good results, as projected losses were only $106,000 (14 basis points of loss) in a “housing depression” scenario (an additional 10% decline in housing prices over the next 24-months).

Noninterest income

During the second quarter of 2010, the Company earned noninterest income of $12.4 million, an increase of $1.3 million, or 12%, compared to the first quarter of 2010.  Contributing to the linked-quarter increase were increases in deposit service charges and credit/debit card and ATM income which increased by $470,000 and $447,000, respectively, related to seasonality and growth in accounts. As discussed earlier, the Company also recognized $268,000 of securities gains during the second quarter of 2010.

Noninterest income decreased to $12.4 million compared to $12.7 million during the second quarter of 2009.  This decrease was mainly attributable to decreases in loan fees (primarily related to the closure of 1st Reverse Financial Services, Inc. in 2009) of $645,000 and a $619,000 decline in net securities gains.  Partially offsetting these decreases was a $768,000 increase in credit/debit card and ATM income.

Noninterest expense

Noninterest expense for the second quarter of 2010 totaled $27.7 million, or a $1.9 million decrease from the first quarter of 2010.  Adjusted for niche businesses and non-routine charges (both discussed further below), noninterest expenses increased $2.4 million compared to the first quarter of 2010.  This increase was mainly due to higher loan workout and OREO expenses, which increased by $1.8 million during the second quarter of 2010 as the Company continued its active asset disposition efforts and prudent write-downs to expected realizable values.  The remaining increase primarily reflects additional professional fees of $390,000 incurred during the quarter (including $164,000 of legal fees related to the planned acquisition of Christiana Bank and Trust) and higher marketing costs of $201,000 mainly due to the timing of expenses relating to our annual marketing plan.

Noninterest expense for the second quarter decreased $3.2 million from the second quarter of 2009.  Adjusted for niche businesses and non-routine charges, noninterest expenses increased $3.1 million, or 13%, compared to last year.  This increase was partly due to additional loan workout and OREO expenses of $1.2 million compared to the second quarter of 2009.  In addition, FDIC insurance costs were $509,000 higher in the second quarter of 2010 compared to the second quarter of 2009.  Also professional fees increased $370,000 during the second quarter of 2010 and included $338,000 of consulting expenses related to our CORE efficiency program.  The remainder of the increase was mainly in salaries, benefits and other compensation and includes additional resources to support franchise growth and increased asset disposition and credit administration activities.

Capital management

The Company increased capital by $8.2 million from March 31, 2010 levels.  The Bank’s core capital ratio of 8.69%, Tier 1 capital ratio of 11.26% and total risk-based capital ratio of 12.51%, all remain substantially in excess of “well-capitalized” regulatory benchmarks, the regulator’s highest capital rating.  Additionally, the Company holds $29 million of funds which support the Company’s cash needs and can be contributed as capital to the Bank to support its balance sheet and growth.

Tangible common book value per share was $35.02 at June 30, 2010, and increased $1.15, or 3%, from the $33.87 reported at March 31, 2010.  The Company’s tangible common equity ratio was 6.60% at the end of the second quarter.

The Board of Directors approved a quarterly cash dividend of $0.12 per common share.  This dividend will be paid on August 27, 2010, to shareholders of record as of August 6, 2010.

Niche businesses (included in above results)

The Cash Connect division is a premier provider of ATM Vault Cash and related services in the United States.  Cash Connect manages more than $308 million in vault cash in nearly 12,000 non-bank ATMs nationwide and also operates 339 ATMs for WSFS Bank, by far the largest branded ATM network in Delaware.  During the second quarter of 2010, Cash Connect reported pre-tax income of $1.5 million, compared to a loss of $3.0 million for the first quarter of 2010 and earnings of $1.3 million for the second quarter of 2009.  Cash Connect recorded $3.3 million in net revenue (fee income less funding costs) during the second quarter primarily comprised of interest rate-sensitive bailment fees, an increase of $209,000 compared to the first quarter of 2010 and an increase of $506,000 compared to the second quarter of 2009.  Noninterest expenses were $1.8 million during the second quarter of 2010 a decrease of $4.3 million from the first quarter of 2010 (the first quarter of 2010 included a $4.5 million non-routine loss related to an alleged fraud and embezzlement perpetrated by a third-party ATM armored courier) and an increase of $249,000 from the second quarter of 2009 (see non-routine charges below).

During 2009 the Company completed its wind-down of 1st Reverse.  There was no noninterest income or expense recorded for this business in the first half of 2010.  The results for the second quarter of 2009 included pre-tax losses of $152,000.

Income taxes

The Company recorded a $1.5 million income tax provision in the second quarter of 2010 compared to an income tax benefit of $1.1 million in the first quarter of 2010.  The first quarter of 2010 included a tax benefit of $899,000 resulting from a decrease in the Company’s income tax reserve due to the expiration of the statute of limitations on certain tax items.  The Company’s effective tax rate (excluding the statute of limitations related benefit in the first quarter of 2010) was 31.3% for both the first and second quarters of 2010 and 40.5% during the second quarter of 2009.

 Non-routine charges

As previously reported and for comparison purposes only, during the second quarter of 2009, the Company recorded $5.7 million, pre-tax, of non-routine items affecting noninterest expenses.

In addition, during the first quarter of 2010, WSFS reported in a regulatory filing that an armored car company that served as a vendor for several of Cash Connect’s customers, engaged in an alleged fraud and embezzlement.  As a result, the Company recorded a $4.5 million loss related to funds not immediately recoverable by Cash Connect (see recent developments below).

Recent Developments

Recent events have allowed management to conclude that recovery of the above mentioned armored car fraud loss is probable, and expects that proceeds will be received in early August 2010, and therefore a full $4.5 million pre-tax recovery will be recorded in the third quarter of 2010.

2nd Quarter 2010 Earnings Release Conference Call

Management will conduct a conference call to review this information at 10:00 a.m. Eastern Daylight Time (EDT) on Tuesday, July 27, 2010.  Interested parties may listen to this call by dialing 1-877-312-5857.  A rebroadcast of the conference call will be available two hours after the completion of the conference call, until August 2, 2010, by calling 1-800-642-1687 and using Conference ID 89253656.

About WSFS Financial Corporation

WSFS Financial Corporation is a $3.8 billion financial services company.  Its primary subsidiary, Wilmington Savings Fund Society, FSB (WSFS Bank), operates 40 banking offices located in Delaware (35), Pennsylvania (4) and Virginia (1).  WSFS Bank provides comprehensive financial services including trust and wealth management.  Other subsidiaries include WSFS Investment Group, Inc. and Montchanin Capital Management, Inc.  Founded in 1832, WSFS is one of the ten oldest banks in the United States continuously operating under the same name.  For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *
Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements, which are based on various assumptions (some of which may be beyond the Company’s control) are subject to risks and uncertainties and other factors which could cause actual results to differ materially from those currently anticipated.  Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates; the volatility of the financial and securities markets, including changes with respect to the market value of our financial assets; changes in government regulation affecting financial institutions and potential expenses associated therewith; changes resulting from our participation in the CPP including additional conditions that may be imposed in the future on participating companies; and the costs associated with resolving any problem loans and other risks and uncertainties, discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time.  The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.
# # #

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
STATEMENT OF OPERATIONS
(Dollars in thousands, except per share data)
(Unaudited)
	Three months ended			Six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2010	2010	2009	2010	2009
Interest income:
Interest and fees on loans	$31,610	$31,223	$32,356	$62,833	$63,730
Interest on mortgage-backed securities	9,639	9,032	6,948	18,671	14,284
Interest and dividends on investment securities	199	303	535	502	632
Other interest income	6	-	-	6	-
	41,454	40,558	39,839	82,012	78,646
Interest expense:
Interest on deposits	5,771	6,294	7,523	12,065	15,852
Interest on Federal Home Loan Bank advances	4,017	3,977	4,804	7,994	10,145
Interest on trust preferred borrowings	348	329	465	677	1,060
Interest on other borrowings	620	615	667	1,235	1,318
	10,756	11,215	13,459	21,971	28,375

Net interest income	30,698	29,343	26,380	60,041	50,271
Provision for loan losses	10,594	11,410	11,997	22,004	19,650

Net interest income after provision for loan losses	20,104	17,933	14,383	38,037	30,621

Noninterest income:
Credit/debit card and ATM income	4,817	4,370	4,049	9,187	7,751
Deposit service charges	4,349	3,879	4,276	8,228	8,093
Loan fee income	709	680	1,354	1,389	2,604
Investment advisory income	612	604	516	1,216	1,047
Securities gains	268	-	887	268	1,310
Mortgage banking activities, net	247	252	406	499	608
Bank owned life insurance income	219	196	229	415	439
Other income	1,215	1,160	950	2,375	1,916
	12,436	11,141	12,667	23,577	23,768
Noninterest expenses:
Salaries, benefits and other compensation	12,111	11,986	12,051	24,097	24,382
Loan workout and OREO expense	2,872	1,097	1,721	3,969	2,361
Occupancy expense	2,271	2,562	2,355	4,833	4,791
FDIC expenses	1,762	1,643	2,903	3,405	4,368
Professional fees	1,440	1,018	2,082	2,458	2,992
Equipment expense	1,645	1,469	1,725	3,114	3,304
Data processing and operations expense	1,159	1,286	1,157	2,445	2,278
Marketing expense	905	704	831	1,609	1,558
Non-routine ATM loss	-	4,491	-	4,491	-
Other operating expenses	3,574	3,377	6,130	6,951	9,295
	27,739	29,633	30,955	57,372	55,329

Net income (loss) before taxes	4,801	(559)	(3,905)	4,242	(940)
Income tax provision (benefit)	1,500	(1,073)	(1,589)	427	(1,564)
Net income (loss)	3,301	514	(2,316)	3,815	624
Dividends on preferred stock and accretion	692	692	751	1,384	1,264
Net income (loss) allocable to common stockholders	$2,609	$(178)	$(3,067)	$2,431	$(640)

Diluted earnings per common share:
Net income (loss) allocable to common stockholders	$0.36	$(0.03)	$(0.50)	$0.34	$(0.10)

Weighted average common shares outstanding for diluted EPS	7,259,477	7,084,197	6,190,987	7,221,409	6,181,781

Performance Ratios:

Return on average assets (a)	0.35%	0.05%	(0.26)%	0.20%	0.04%
Return on average equity (a)	4.23	0.67	(3.32)	2.46	0.46
Net interest margin (a)(b)	3.66	3.57	3.31	3.62	3.18
Efficiency ratio (c)	63.91	72.71	78.72	68.17	74.18
Noninterest income as a percentage of total revenue (b)	28.65	27.34	32.21	28.01	31.87

See "Notes"

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENT OF CONDITION
(Dollars in thousands)
(Unaudited)

	June 30,	March 31,	June 30,
	2010	2010	2009
Assets:
Cash and due from banks	$57,664	$58,920	$75,042
Cash in non-owned ATMs	263,989	263,330	201,844
Investment securities (d)(e)	45,026	45,024	47,625
Other investments	39,779	40,055	39,547
Mortgage-backed securities (d)	755,591	759,743	549,877
Net loans (f)(g)(n)	2,460,003	2,464,839	2,516,485
Bank owned life insurance	60,669	60,450	59,776
Other assets	109,145	119,970	97,720
Total assets	$3,791,866	$3,812,331	$3,587,916

Liabilities and Stockholders' Equity:
Noninterest-bearing deposits	$469,518	$435,812	$424,382
Interest-bearing deposits	1,766,403	1,773,483	1,556,752
Total customer deposits	2,235,921	2,209,295	1,981,134
Other jumbo CDs	91,915	79,329	58,694
Brokered deposits	300,946	328,787	333,123
Total deposits	2,628,782	2,617,411	2,372,951

Federal Home Loan Bank advances	572,072	615,454	636,773
Other borrowings	247,793	243,226	270,431
Other liabilities	28,486	29,725	35,851

Total liabilities	3,477,133	3,505,816	3,316,006

Stockholders' equity	314,733	306,515	271,910

Total liabilities and stockholders' equity	$3,791,866	$3,812,331	$3,587,916

Capital Ratios:

Equity to asset ratio	8.30%	8.04%	7.58%
Tangible equity to asset ratio	7.98	7.71	7.22
Tangible common equity to asset ratio	6.60	6.33	5.75
Core capital (h) (required: 4.00%; well-capitalized: 5.00%)	8.69	8.55	8.08
Tier 1 capital (h) (required: 4.00%; well-capitalized: 6.00%)	11.26	11.07	9.95
Risk-based capital (h) (required: 8.00%; well-capitalized: 10.00%)	12.51	12.33	11.15

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$68,759	$63,766	$64,510
Troubled debt restructuring	7,638	7,595	7,312
Assets acquired through foreclosure	9,428	10,711	8,123
Total nonperforming assets	$85,825	$82,072	$79,945

Past due loans (i)	$1,428	$673	$1,126

Allowance for loan losses	$62,256	$57,052	$41,415

Ratio of nonperforming assets to total assets	2.26%	2.15%	2.23%
Ratio of allowance for loan losses to total gross
loans (j)	2.48	2.27	1.63
Ratio of allowance for loan losses to nonaccruing
loans (k)	69	72	56
Ratio of quarterly net charge-offs
to average gross loans (a)(f)	0.86	1.24	0.97
Ratio of year-to-date net charge-offs
to average gross loans (a)(f)	1.05	1.24	0.75

See “Notes”

WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET
(Dollars in thousands)
(Unaudited)

	Three months ended
	June 30, 2010			March 31, 2010			June 30, 2009
	Average	Interest &	Yield/	Average	Interest &	Yield/	Average	Interest &	Yield/
	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)	Balance	Dividends	Rate (a)(b)

Assets:
Interest-earning assets:
Loans: (f) (l)
Commercial real estate loans	$736,103	$8,920	4.85%	$744,510	$8,573	4.61%	$791,884	$9,161	4.63%
Residential real estate loans (n)	346,373	4,391	5.07	355,643	4,603	5.18	414,985	5,660	5.46
Commercial loans	1,143,086	14,694	5.18	1,124,398	14,427	5.23	1,057,167	13,747	5.25
Consumer loans	294,582	3,605	4.91	299,711	3,620	4.90	301,613	3,788	5.04
Total loans (n)	2,520,144	31,610	5.06	2,524,262	31,223	4.99	2,565,649	32,356	5.09
Mortgage-backed securities (d)	780,044	9,639	4.94	707,432	9,032	5.11	570,740	6,948	4.87
Investment securities (d)(e)	45,117	199	1.76	45,180	303	2.68	47,606	535	4.50
Other interest-earning assets (o)	39,831	6	0.06	39,998	-	0.00	39,668	-	0.00
Total interest-earning assets	3,385,136	41,454	4.93	3,316,872	40,558	4.92	3,223,663	39,839	4.98

Allowance for loan losses	(59,630)			(56,686)			(36,726)
Cash and due from banks	59,252			62,928			59,263
Cash in non-owned ATMs	250,372			252,546			182,696
Bank owned life insurance	60,526			60,324			59,624
Other noninterest-earning assets	114,427			115,480			93,649
Total assets	$3,810,083			$3,751,464			$3,582,169

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest bearing deposits:
Interest-bearing demand	$260,857	$109	0.17%	$252,916	$111	0.18%	$233,035	$153	0.26%
Money market	601,982	1,103	0.73	589,638	1,192	0.82	363,952	1,018	1.12
Savings	242,465	123	0.20	229,593	112	0.20	224,595	122	0.22
Customer time deposits	662,100	3,445	2.09	671,477	3,942	2.38	655,484	5,194	3.18
Total interest-bearing customer deposits	1,767,404	4,780	1.08	1,743,624	5,357	1.25	1,477,066	6,487	1.76
Other jumbo certificates of deposit	89,565	452	2.02	72,490	420	2.35	75,467	473	2.51
Brokered deposits	328,651	539	0.66	337,860	517	0.62	338,163	563	0.67
Total interest-bearing deposits	2,185,620	5,771	1.06	2,153,974	6,294	1.19	1,890,696	7,523	1.60

FHLB of Pittsburgh advances	606,335	4,017	2.62	604,950	3,977	2.63	712,243	4,804	2.67
Trust preferred borrowings	67,011	348	2.05	67,011	329	1.96	67,011	465	2.75
Other borrowed funds	177,351	620	1.40	176,050	615	1.40	209,426	667	1.27
Total interest-bearing liabilities	3,036,317	10,756	1.42	3,001,985	11,215	1.49	2,879,376	13,459	1.87

Noninterest-bearing demand deposits	435,820			415,172			390,516
Other noninterest-bearing liabilities	25,988			25,595			33,018
Stockholders' equity	311,958			308,712			279,259
Total liabilities and stockholders' equity	$3,810,083			$3,751,464			$3,582,169

Excess of interest-earning assets over interest-bearing liabilities	$348,819			$314,887			$344,287

Net interest and dividend income		$30,698			$29,343			$26,380

Interest rate spread			3.51%			3.43%			3.11%

Net interest margin			3.66%			3.57%			3.31%

See "Notes"

	WSFS FINANCIAL CORPORATION
	FINANCIAL HIGHLIGHTS (Continued)
	(Dollars in thousands, except per share data)
	(Unaudited)
		Three months ended			Six months ended
		June 30,	March 31,	June 30,	June 30,	June 30,
		2010	2010	2009	2010	2009

	Stock Information:

	Market price of common stock:
	High	$44.95	$39.75	$33.12	$44.95	$48.49
	Low	34.33	25.28	21.31	25.28	17.34
	Close	35.93	39.00	27.31	35.93	27.31
	Book value per common share	44.22	43.19	43.92
	Tangible book value per common share	42.35	41.29	41.69
	Tangible common book value per common share	35.02	33.87	33.19
	Number of common shares outstanding (000s)	7,117	7,097	6,191

	Other Financial Data:

	One-year repricing gap to total assets (m)	4.53%	3.14%	(0.24)%
	Weighted average duration of the MBS portfolio	2.4 years	2.5 years	2.5 years
	Unrealized gains (losses) on securities available-for-sale, net of taxes	$9,273	$3,563	$(8,413)
	Number of associates (FTEs)	662	649	670
	Number of offices (branches and LPO's)	40	41	40
	Number of WSFS owned ATMs	339	367	341

	Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale.
(e)	Includes reverse mortgages.
(f)	Net of unearned income.
(g)	Net of allowance for loan losses.
(h)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(i)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(j)	Excludes loans held-for-sale.
(k)	Includes general reserves only.
(l)	Nonperforming loans are included in average balance computations.
(m)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities
	repricing within one year divided by total assets, based on a current interest rate scenario.
(n)	Includes loans held-for-sale.
(o)	The FHLB has suspended dividend payments as of December 31, 2008.